Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-231510

November 4, 2021

PUBLIC STORAGE

$650,000,000 1.500% Senior Notes due 2026

$550,000,000 1.950% Senior Notes due 2028

$550,000,000 2.250% Senior Notes due 2031

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	1.500% Senior Notes due 2026 (the “2026 Notes”)

1.950% Senior Notes due 2028 (the “2028 Notes”)

2.250% Senior Notes due 2031 (the “2031 Notes”)

Trade Date:	November 4, 2021

Settlement Date:	November 9, 2021 (T+3)

Aggregate Principal Amount:	2026 Notes: $650,000,000

2028 Notes: $550,000,000

2031 Notes: $550,000,000

Maturity Date:	2026 Notes: November 9, 2026

2028 Notes: November 9, 2028

2031 Notes: November 9, 2031

Coupon:	2026 Notes: 1.500% per annum

2028 Notes: 1.950% per annum

2031 Notes: 2.250% per annum

Benchmark Treasury:	2026 Notes: 1.125% due October 31, 2026

2028 Notes: 1.375% due October 31, 2028

2031 Notes: 1.250% due August 15, 2031

Benchmark Treasury Price / Yield:	2026 Notes: 100-03+ / 1.102%

2028 Notes: 99-31+ / 1.377%

2031 Notes: 97-17 / 1.523%

Spread to Benchmark Treasury:	2026 Notes: T+ 43 basis points

2028 Notes: T+ 58 basis points

2031 Notes: T+ 73 basis points

Yield to Maturity:	2026 Notes: 1.532%

2028 Notes: 1.957%

2031 Notes: 2.253%

Price to Public:	2026 Notes: 99.847% of principal amount

2028 Notes: 99.954% of principal amount

2031 Notes: 99.973% of principal amount

Underwriting Discount:	2026 Notes: 0.600% of principal amount

2028 Notes: 0.600% of principal amount

2031 Notes: 0.650% of principal amount

The underwriters have agreed to make a payment to Public Storage in an amount equal to $3,825,000, including in respect of expenses.

Interest Payment Dates:	May 9 and November 9 of each year, commencing on May 9, 2022

Record Dates:	April 24 and October 25

Redemption Provision:	2026 Notes: Make-whole call prior to October 9, 2026 (one month prior to the maturity date of the Notes) based on U.S. Treasury + 10 basis points or at par on or after October 9, 2026

2028 Notes: Make-whole call prior to September 9, 2028 (two months prior to the maturity date of the Notes) based on U.S. Treasury + 10 basis points or at par on or after September 9, 2028 2031 Notes: Make-whole call prior to August 9, 2031 (three months prior to the maturity date of the Notes) based on U.S. Treasury + 15 basis points or at par on or after August 9, 2031

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
Morgan Stanley & Co. LLC
UBS Securities LLC

Co-Managers:	BNP Paribas Securities Corp.
Scotia Capital (USA) Inc.

ISIN Number:	2026 Notes: US74460DAG43

2028 Notes: US74460DAH26

2031 Notes: US74460DAJ81

CUSIP Number:	2026 Notes: 74460D AG4

2028 Notes: 74460D AH2

2031 Notes: 74460D AJ8

The issuer has filed a registration statement (including a base prospectus) and prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the prospectus supplement related thereto if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146; J.P. Morgan Securities LLC collect at 1-212-834-4533; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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